Exhibit 10.8

Form of Purchase Agreement

(English Summary)

Parties to Contract	Great Shengda as Buyer , Anhui Shanying Paper Ltd and Ma’anshan Tianfu Paper
Products Co., Ltd. as Vendor

Name of Products	S-1 Paper used for Carton

Brand	Anhui Shanying Paper Ltd.

Standard of Model	120-140g

Producer	Anhui Shanying Paper Ltd.

Price	3,450 per ton

Purchase

The Buyer fax the purchase order to the Vendor 7 days before the purchase and the request will be processed after the Vendor’s acknowledgement. The two parties will consult with each other for special orders.

Location of Delivery	In the factory of the Buyer

Transportation	By vehicle

Payment Method	Monthly payment, in 45 days after delivery

Governing Law	China’s Contract Law